Exhibit 99.1

Contacts:
Murray H. Gross	Brett Maas
President & CEO	Hayden Communications
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(212) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS RECORD THIRD QUARTER 2006 FINANCIAL RESULTS

Net Income Increases 157% on 26% Revenue Growth

Net Income of $2.2 million, $0.27 Per Share

DALLAS, TX, November 9, 2006 — U.S. Home Systems, Inc. (NasdaqNMS: USHS) today reported financial results for the third quarter ended September 30, 2006.

For the third quarter 2006, USHS reported consolidated revenues of $38.1 million, an increase of 26.0 percent as compared to $30.2 million in the three months ended September 30, 2005. Consolidated net income was $2.2 million, or $0.27 per share for the three months ended September 30, 2006, as compared to $863,000, or $0.11 per share, for the three months ended September 30, 2005.

For the nine months ended September 30, 2006, consolidated revenues increased 22.1 percent to $94.9 million as compared with $77.7 million in the prior year period. Net income was $2.6 million, or $0.32 per share, as compared with a net loss of ($790,000), or ($0.10) per share, for the nine months ended September 30, 2005.

USHS is engaged in two lines of business: the home improvement business and the consumer finance business. The Company’s home improvement principal product lines include kitchen cabinet refacing products, bathroom tub liners and wall surround products, wood decks and related accessories. The Company’s home improvement products are marketed exclusively through The Home Depot. At September 30, 2006, USHS kitchen products were available to The Home Depot customers in approximately 1,290 stores (of which 583 also offered the Company’s bath products) as compared to 535 stores at September 30, 2005 (all of which offered bath products). Wood deck products were being offered in approximately 525 stores at September 30, 2006 as compared to 400 stores at September 30, 2005. The Company’s consumer finance business provides sourcing and servicing of retail installment obligations.

“Our results continue to demonstrate the success of our expansion program with The Home Depot and the effectiveness of the restructuring and consolidation of our deck and kitchen businesses,” commented Murray Gross, chairman, president and chief executive officer of US Home Systems, Inc.

Home Improvement Segment: Revenues in the home improvement segment increased 26.7 percent to $36,316,000 in the third quarter 2006 from $28,657,000 in the third quarter 2005. Gross profit margin improved to 54.6 percent of revenues in the current quarter as compared to 49.9 percent of revenues in the third quarter of last year. Net income was $2,389,000, or 6.6 percent of home improvement revenues in the current quarter as compared with $1,019,000, or 3.6 percent of home improvement revenues in the third quarter last year.

Mr. Gross continued, “In the third quarter our installed revenues increased approximately $7.7 million over the same quarter last year. Of that amount, approximately $4.4 million, or 57 percent of the increase, was realized in markets that were opened prior to 2006. Gross profit and operating margins improved during the quarter primarily due to higher revenues combined with realized benefits from consolidating our kitchen and deck business operations, including increased utilization of subcontractors to complete deck installations and reduced costs related to our fleet of deck installation vehicles. Additionally, lower material prices on lumber products helped improve our profit margin in the current quarter. In the prior quarter we added additional direct labor in each of our kitchen and deck manufacturing facilities and we are now benefiting from improved efficiencies. Our increased manufacturing and installation capacity in combination with higher new sales orders have resulted in a 19 percent increase in the number of jobs installed in the current quarter as compared with last year’s third quarter.”

Consumer Finance Operations: Revenues from our consumer finance segment were $1.8 million in the third quarter 2006, as compared with $1.6 million in the prior year quarter. Net loss for the finance segment was $(167,000) in the third quarter 2006 as compared with $(156,000) for the same prior year period.

“The increase in our finance segment revenue is due to higher interest earnings resulting from the increase in our RIO portfolio,” added Mr. Gross. “However, despite the increase in our RIO portfolio, we continue to experience operating losses in this segment due to the volume of early payoffs, increased loan losses and higher interest expenses resulting from increased interest rates under our credit lines. On November 2, 2006 we sold a substantial portion of our RIO portfolio to an unrelated third party. As a result of entering into the agreements with the purchaser, the business of FCC has changed from purchasing RIOs and holding them for investment to sourcing and servicing RIO portfolios for the purchaser. Although we believe that FCC’s financial condition and results of operations will improve in the long-term, we believe that net income for the year ended December 31, 2007 in the finance segment will range from an insignificant operating loss to marginal profitability.”

Mr. Gross concluded, “It is our opinion that the third quarter is the first quarter where we are starting to realize the earnings power of our model. As we move forward in to 2007, we believe that with our, and The Home Depot’s marketing efforts, we can achieve a minimum year-over-year revenue growth rate of 20 percent.”

CONFERENCE CALL INFORMATION

Management of USHS will host a conference call to discuss its second quarter results at 4:30 p.m. EST, Thursday, November 9, 2006.

Interested parties may access the call by calling 800-289-0533 from within the United States, or 913-981-5525 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through November 16, 2006, and can be accessed by dialing 888-203-1112 (U.S.), 719-457-0820 (Int’l), passcode 2767048.

This call is being web cast by ViaVid Broadcasting and can be accessed at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until December 9, 2006 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products for The Home Depot in certain markets. The Company’s home improvement products are marketed nationally under the The Home Depot® Kitchen and Bathroom Refacing and The Home Depot Installed Decks brand. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, wood decks and related accessories. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks. The business of the Company’s consumer financing subsidiary is to source and service retail installment obligations.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations (In thousands, except shares and per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues	$38,088	$30,221	$94,917	$77,719
Costs and expenses:
Cost of remodeling contracts	16,471	14,349	42,624	37,005
Branch operations	1,876	1,387	5,460	3,936
Sales, marketing and license fees	11,525	9,111	30,333	25,242
Interest expense on financing of loan portfolios	818	649	2,251	1,754
Provision for loan losses	344	264	743	681
General and administrative	3,353	3,003	8,968	8,891
Restructuring charges	—	—	—	1,321
Total costs and expenses	34,387	28,763	90,379	78,830
Operating income (loss)	3,701	1,458	4,538	(1,111)
Interest expense	153	139	415	368
Other income (expense)	101	67	244	177
Income (loss) from continuing operations before income taxes	3,649	1,386	4,367	(1,302)
Income tax expense (benefit)	1,427	523	1,749	(483)
Income (loss) from continuing operations	2,222	863	2,618	(819)
Net gain on discontinued operations	—	—	—	29
Net income (loss)	$2,222	$863	$2,618	$(790)
Net income (loss) per common share – basic and diluted:
Continuing operations	$0.27	$0.11	$0.32	$(0.10)
Discontinued operations	—	—	—	—
Net income (loss)	$0.27	$0.11	$0.32	$(0.10)
Number of weighted-average shares of common stock outstanding – basic	8,172,607	7,921,071	8,086,659	7,900,644
Number of weighted-average shares of common stock outstanding – diluted	8,312,562	8,027,251	8,275,188	7,900,644

Segment Information:
Revenues:
Home Improvement	$36,316	$28,657	$89,786	$73,099
Consumer Finance	1,772	1,564	5,131	4,620
Total	38,088	30,221	94,917	77,719
Net income (loss) from continuing operations:
Home Improvement	2,389	1,019	2,909	(488)
Consumer Finance	(167)	(156)	(291)	(331)
Total	$2,222	$863	2,618	$(819)

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	September 30, 2006	December 31, 2005
Assets
Cash and cash equivalents	$6,638,203	$4,417,381
Restricted cash	677,799	1,824,012
Accounts receivable, net	6,710,571	3,910,307
Income tax receivable	101,000	717,571
Commission advances	1,025,166	505,796
Inventories	4,819,217	3,306,947
Prepaid expenses	1,618,278	1,123,005
Deferred income taxes	853,039	830,890
Finance receivables held for investment, net	49,184,439	43,451,423
Property, plant, and equipment, net	5,756,777	6,044,291
Goodwill	7,357,284	7,357,284
Other assets	718,139	868,602

Total assets	$85,459,912	$74,357,509

Liabilities and Stockholders’ Equity
Accounts payable	$3,908,638	$2,858,185
Customer deposits	70,051	1,240,190
Accrued wages, commissions, and bonuses	2,121,930	1,005,720
Federal and state taxes payable	2,047,323	397,873
Other accrued liabilities	1,169,015	1,130,186
Deferred income taxes	566,324	1,240,634
Debt	50,687,292	45,099,290
Capital lease obligations	18,433	336,017

Total liabilities	$60,589,006	$53,308,095

Stockholders’ equity:
Common stock – $0.001 par value, 30,000,000 shares authorized, 8,192,742 and 7,976,286 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	8,193	7,976
Additional capital	18,877,565	17,887,394
Unearned compensation	—	(213,224)
Note receivable for stock issued	(274,950)	(274,950)
Retained earnings	6,260,098	3,642,218

Total stockholders’ equity	24,870,906	21,049,414

Total liabilities and stockholders’ equity	$85,459,912	$74,357,509

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